Exhibit 99.1

Synthetic Biologics Announces Extension of Compliance Plan Period by NYSE American

Rockville, MD, November 24, 2020 – Synthetic Biologics, Inc. (NYSE American: SYN), a diversified clinical-stage company leveraging the microbiome to develop therapeutics designed to prevent and treat gastrointestinal (GI) diseases in areas of high unmet need, today announced that on November 23, 2020, the NYSE American LLC (“NYSE American”), the Company’s current listing exchange, notified the Company that it had been granted an extension until May 25, 2021 to regain compliance with certain continued listing standards as set forth in Sections 1003(a)(i), (ii) and (iii) of the NYSE American Company Guide.

The Company previously presented its plan of compliance to the NYSE American on December 19, 2019 in response to a notice dated November 25, 2019 that the Company was below compliance with certain NYSE American continued listing standards, as set forth in Section 1003(a)(iii) of the NYSE American Company Guide, since it reported stockholder’s equity of $6 million or less as of September 30, 2019 and losses from continuing operations and/or net losses in five of its most recent fiscal years. On February 7, 2020 the NYSE American notified the Company that it accepted the Company’s plan to regain compliance before November 25, 2020, the end of the compliance plan period. This date has now been extended to May 25, 2021. The Company will remain subject to periodic review by NYSE American staff during the extension period. Failure to make progress consistent with the plan or regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE American.

About Synthetic Biologics, Inc.

Synthetic Biologics, Inc. (NYSE American: SYN) is a diversified clinical-stage company leveraging the microbiome to develop therapeutics designed to prevent and treat gastrointestinal (GI) diseases in areas of high unmet need. The Company’s lead candidates are: (1) SYN-004 (ribaxamase) which is designed to degrade certain commonly used intravenous (IV) beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent (a) microbiome damage, (b) Clostridioides difficile infection (CDI), (c) overgrowth of pathogenic organisms, (d) the emergence of antimicrobial resistance (AMR) and (e) acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients, and (2) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Synthetic Biologics' website at www.syntheticbiologics.com.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions, and include statements regarding plans to regain compliance with the continued listing standards by the end of the extension period. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the ability to regain compliance with the continued listing standards by the end of the extension period, the ability to engage in a potential acquisition, merger, reverse merger, other business combination, sales of assets, licensing or other strategic transactions involving the Company, ability to obtain FDA clearance of the IND for the SYN-020 program, a failure of additional pre-clinical studies of SYN-020 to achieve similar results to those previously achieved or to provide support for exercise of the option, the ability to enter into a license to advance an expanded clinical development program for SYN-020, a failure to receive the necessary regulatory approvals for commercialization of Synthetic Biologics’ therapeutics, a failure of Synthetic Biologics’ clinical trials, and those conducted by investigators, for SYN-004 and SYN-010 to be commenced or completed on time or to achieve desired results and benefits, especially in light of COVID-19, a failure of Synthetic Biologics’ clinical trials to continue enrollment as expected or receive anticipated funding, a failure of Synthetic Biologics to successfully develop, market or sell its products, Synthetic Biologics’ inability to maintain its material licensing agreements, or a failure by Synthetic Biologics or its strategic partners to successfully commercialize products and other factors described in Synthetic Biologics’ Annual Report on Form 10-K for the year ended December 31, 2019 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and Synthetic Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Synthetic Biologics, Inc. (Corporate and Investors)

Vincent I. Perrone, Director Corporate Communication, (240) 660-2000, info@syntheticbiologics.com

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